UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 8, 2016

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Hudson Yards, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On September 8, 2016, Coach, Inc. (“Coach” or the “Company”) entered into a letter agreement (the “Letter Agreement”) outlining modified employment terms for Andre Cohen, the Company’s President, North America and Global Marketing.

The Human Resources Committee of the Coach Board of Directors (the “Committee”), with the support of the Company’s management, increased the period that Mr. Cohen be required to provide the Company with advance written notice of his intent to terminate employment from three (3) months to six (6) months.  The Committee also approved a requirement that, in the event Mr. Cohen’s employment is terminated for any reason other than for cause, and Coach prevents him from working for a competitor in connection with his existing non-compete requirements, he will be paid his existing salary during the remainder of his non-compete period, so long as severance or other termination payments are not paid to him during this period.

  The Letter Agreement amends Mr. Cohen’s existing employment letter, to the extent necessary, to reflect these modified employment terms. A portion of the annual equity award granted to Mr. Cohen was in consideration for their entering into the Letter Agreement.

Except as specifically set forth in the Letter Agreement and summarized herein, the terms and conditions of Mr. Cohen’s employment with Coach (including the terms of any employment letter, restrictive covenants agreement or equity agreement between Mr. Cohen and Coach) remains in effect following the effective date of the Letter Agreement.

The Letter Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary is qualified in its entirety by the terms of the actual Letter Agreement.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits.

10.1	Letter Agreement, dated September 8, 2016, between Coach and Andre Cohen

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 9, 2016

COACH, INC.

By:	/s/ Todd Kahn
Todd Kahn
President, Chief Administrative Officer and Secretary

EXHIBIT INDEX

10.1	Letter Agreement, dated September 8, 2016, between Coach and Andre Cohen